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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                              QUARTER ENDED
                                                                MARCH 31,
                                                            -----------------
                                                              2005     2004      2004       2003       2002       2001       2000
                                                            -------- -------- ---------- ---------- ---------- ---------- ----------
EARNINGS
  Pretax income from continuing operations before
    preferred interests of subsidiaries...................  $898,580 $542,929 $2,663,083 $1,930,925 $  915,194 $1,206,863 $1,203,681
  Add: Fixed charges excluding capitalized interest
    and preferred interest requirements of consolidated
    subsidiaries..........................................    36,613   31,479    134,797    132,820    128,730    134,484    116,190
                                                            -------- -------- ---------- ---------- ---------- ---------- ----------

  Adjusted Earnings.......................................  $935,193 $574,408 $2,797,880 $2,063,745 $1,043,924 $1,341,347 $1,319,871
                                                            ======== ======== ========== ========== ========== ========== ==========

FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
  Interest expense including capitalized interest (1).....  $ 45,266 $ 40,549 $  168,090 $  173,045 $  155,667 $  178,915 $  168,121
  Amortization of debt expense............................       658      567      2,471      2,163      1,859      2,460      2,726
  Interest component of lease rental expenditures (2).....     4,098    4,013     14,984     14,458     11,895      9,858      7,343
  Preferred interest requirements of consolidated
    subsidiaries (3)......................................         -        -          -     11,805     19,581      8,608          -
                                                            -------- -------- ---------- ---------- ---------- ---------- ----------

  Fixed charges...........................................    50,022   45,129    185,545    201,471    189,002    199,841    178,190

  Preferred stock dividend requirements (4)...............     2,277    2,226      9,058      9,968     17,540     32,495     33,386
                                                            -------- -------- ---------- ---------- ---------- ---------- ----------

  Combined Fixed Charges and Preferred Stock Dividends....  $ 52,299 $ 47,355 $  194,603 $  211,439 $  206,542 $  232,336 $  211,576
                                                            ======== ======== ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges........................     18.70    12.73      15.08      10.24       5.52       6.71       7.41
                                                            ======== ======== ========== ========== ========== ========== ==========

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends...............................     17.88    12.13      14.38       9.76       5.05       5.77       6.24
                                                            ======== ======== ========== ========== ========== ========== ==========

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(1)   The Company did not receive a tax benefit for $5 million of transaction costs written off to interest expense when the Company retired its preferred interests of subsidiaries in September 2003. Given the non-deductibility of the charge, $9 million of pre-tax income was required to cover the $5 million write-off. Accordingly, interest expense has been grossed up by $4 million.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 to 34 percent applies to rental payments for all periods presented.

(3) The Company did not receive a tax benefit for a portion of its preferred interests of consolidated subsidiaries. This amount represents the pre-tax earnings that would be required to cover preferred interests requirements of consolidated subsidiaries. In September 2003, the Company retired its preferred interests of subsidiaries.

(4) The Company does not receive a tax benefit for its preferred stock dividends. This amount represents the pre-tax earnings that would be required to cover its preferred stock dividends.